Exhibit 3.107

STATE OF DELAWARE SECRETARY OF STATE
DIVISION OF CORPORATIONS FILED 08:02 PM 12/03/2002 020742458 – 3597685

CERTIFICATE OF FORMATION

OF

TIME DIRECT VENTURES LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is TIME DIRECT VENTURES LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

Executed On: December 3, 2002

/s/ Lauren Ezrol Klein
Lauren Ezrol Klein, Authorized Person

State of Delaware
Secretary of State Division of Corporations Delivered 05:32 PM 11/14/2018 FILED 05:32 PM 11/14/2018 SR 20187647173 - File Number 3597685

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: Time Direct Ventures LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

The first paragraph is deleted in its entirety and replaced with the following: First: The name of the limited liability company is TI Direct Ventures LLC (hereinafter, the limited liability company).

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 31st day of October, A.D. 2018.

By:	/s/ Joseph H. Ceryanec
Authorized Person(s)
Name:	Joseph H. Ceryanec, CEO
Print or Type